                                               Contact:  Susan H. Fitzgibbon
                                                         Vice President &
                                                         Chief Financial Officer
                                                         (205) 942-4292


                HIBBETT ANNOUNCES APPROVAL FOR STOCK REPURCHASE

BIRMINGHAM, Ala. (April 4, 2000) - Hibbett Sporting Goods, Inc. (Nasdaq/NM:HIBB), today announced that the Board of Directors approved the purchase by the Company and certain of its affiliates of up to one million shares of the Company's outstanding common stock. Approximately 6.4 million shares of Hibbett common stock are currently outstanding. Repurchases may be made over time in the open market, with the amount and timing of repurchases depending on market conditions, at the discretion of the Company's management.

     Commenting on the announcement, Michael J. Newsome, President and Chief Executive Officer, stated, "Despite the challenges many of our competitors have experienced, we continue to successfully execute our new store expansion program and remain optimistic about the outlook for our business. Although our earnings per share have grown at a compounded rate of nearly 30% over the past three years, we believe recent market valuations have created a unique investment opportunity for the Company.

     "Our financial position remains strong. We continue to finance the majority of our growth with internally generated cash flow and have recently obtained bank commitments, subject to final documentation, to add $20 million to our credit facilities bringing the total available to $52 million. Currently, we have no debt obligations other than approximately $200,000 outstanding under these facilities."

     Hibbett Sporting Goods, Inc. is a rapidly growing, full-line sporting goods retailer operating 224 stores in small markets in 19 states, predominately in the Southeast. The Company's primary store format is Hibbett Sports, a 5,000-square foot store located in enclosed malls and dominant strip centers.

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10K and Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 1, 1997, and any amendments thereto.